Exhibit 23.1

Consent of Independent Registered Public Accounting

The Board of Directors

Rally Software Development Corp.:

We consent to the incorporation by reference in the registration statement (No. 333-187889) on Form S-8 of Rally Software Development Corp. of our report dated April 11, 2014, with respect to the consolidated balance sheets of Rally Software Development Corp. as of January 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, common stockholders’ equity (deficit), and cash flows for each of years in the three-year period ended January 31, 2014, which report appears in the January 31, 2014 annual report on Form 10-K of Rally Software Development Corp.

/s/ KPMG LLP

Boulder, Colorado
April 11, 2014